SUB-ITEM 77 Q1 (a)(i) COPIES OF ANY MATERIAL AMENDMENTS TO
THE REGISTRANT'S CHARTER OR BY-LAWS


AMENDMENT #1
TO THE
DECLARATION OF TRUST
OF
HUNTINGTON VA FUNDS

	Effective immediately, strike Section 1.2, Registered Agent, of Article I - Name, Registered Agent and Definitions, and replace with the following:

	Section 1.2. Registered Agent. The registered agent of the Trust for service of process within the Commonwealth of Massachusetts shall be as determined by the Trustees.

	The undersigned hereby certify that the above Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 4th day of November, 2004.

	Witness the due execution this 4th day of November, 2004.

/s/ David S. Schoedinger		/s/ John M. Shary
David S. Schoedinger		John M. Shary

/s/ Thomas J. Westerfield		/s/ William R. Wise
Thomas J. Westerfield		William R. Wise